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                                                                     Exhibit 4.2


                              CCBT BANCORP, INC.

                               STOCK OPTION PLAN

                            AS AMENDED AND RESTATED


1.   PURPOSE
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     This Stock Option Plan (the "Plan") is a continuation of the Cape Cod Bank and Trust Company 1997 Stock Option Plan and is intended to advance the interests of CCBT Bancorp, Inc. (the "Company") and its stockholders by aiding the Company in attracting, retaining and motivating key employees of the Company, Cape Cod Bank and Trust Company (the "Bank") and their Affiliates.

2.   DEFINITIONS
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     a.   "Affiliate" means:

          i. A member of a controlled group of corporations of which the Company or the Bank is a member or;

          ii. An unincorporated trade or business which is under common control with the Company as determined in accordance with Section 414(c) of the Internal Revenue Code of 1986, as amended (the "Code") and regulations issued thereunder.

          For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regard to Section 1563(a)(4) and (e)(3)(C) of the Code.

     b.   "Award" means the grant of any Stock Option under this Plan.

     c.   "Board" means the Board of Directors of the Company.

     d. "Change in Control" means, for purposes of the Plan, the occurrence of any of the following events:

          i. A change in control of either the Company or the Bank which the Company or the Bank would be required to be report in response to
               Item 1 of Form 8-K of the Securities Exchange Act of 1934 (henceforth the "Exchange Act"), or, if such form and related regulations are no longer in effect, any forms or regulations promulgated by the Securities and Exchange Commission, pursuant to the Exchange Act, which are intended to serve similar purposes; or
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          ii.  A Change in Control of the Company or the Bank has occurred within the meaning of the Change in Bank Control Act, as amended, and the rules and regulations promulgated thereunder; or

          iii. Without limitation such a Change in Control shall be deemed to have occurred at such time as:

               (1) Any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act), or group of persons acting in concert, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of any class of equity securities of the Company representing 50% or more of a class of equity securities except for any securities purchased by the Bank's employee stock ownership plan and trust; or,

               (2) Individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Committee serving under an Incumbent Board, shall be, for purposes of this clause (b) considered as though he were a member of the Incumbent Board; or,

               (3) A plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or similar transaction occurs in which the Company is not the resulting entity; or,

               (4) A proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Company; or,

               (5) A tender offer is made for 30% or more of the voting securities of the Company then outstanding.
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          iv.  Notwithstanding the foregoing, no Change in Control shall be deemed to occur by virtue of the Bank becoming a subsidiary of the Company.

     e. "Committee" means the Human Resource Committee of the Board. Such committee shall be comprised at all times solely of at least three non-employee directors, all of whom are "non-employee directors" as that term is defined under Rule 16b-3 of the Exchange Act.

     f.   "Common Stock" means the $1.00 par value common stock of the Company.

     g. "Date of Grant" means the date an Award granted under this Plan shall be made to a Participant.

     h. "Disability" means the permanent and total inability by reason of mental or physical infirmity or both, of a Participant to perform the work customarily assigned to him. Additionally, a medical doctor, selected or approved by the Committee must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of the Participant's lifetime.

     i. "Employee" means a full-time permanent employee or officer of the Company, the Bank or one of their affiliates.

     j. "Fair Market Value" means the closing price of the Common Stock on the Date of Grant of an Award.

     k. "Normal Retirement" means retirement at the normal or early retirement date as set forth in any tax-qualified retirement/pension plan of the Bank. If no such plan is in place, it shall mean termination of employment at or after age 65.

     l. "Participant" means an Employee selected by the Committee to participate in the Plan for the current Plan Year.

     m. "Plan Year" means a calendar year commencing on or after January 1, 1997.

     n. "Stock Option" shall mean a right granted to a Participant to purchase Common Stock of the Company at a specified price (the "Strike Price") for a specified period (the "Option Term"). Such Stock Options may be granted by the Committee as either:

          i. Incentive Stock Options - Those Stock Options so specified by the Committee at the Date of Grant as being intended to comply with the provisions of Section 422 of the Code; or,

          ii. Non-Qualified Stock Options - Those Stock Options so specified by the Committee at the Date of Grant as not being intended to qualify as Incentive Stock Options.
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     o.  "Stock Option Agreement" means a formal agreement between the Company and a Participant establishing the terms of a Stock Option grant.
          Each Stock Option Agreement shall incorporate this Plan by reference.

     p. "Termination for Cause" means the termination of a Participant upon an intentional failure to perform stated duties or breach of a fiduciary duty involving personal dishonesty, which results in material loss to the Company, the Bank or one of their Affiliates, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses), which results in material loss to the Company, the Bank or one of their Affiliates.

3.   ADMINISTRATION
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     a.   The Plan shall be administered by the Committee.  The Committee shall act by vote or written consent of a majority of its members.

     b. Subject to the expressed provisions and limitations of the Plan as stated herein, the Committee may adopt such rules, regulations, guidelines and procedures as it deems appropriate for the proper administration of the Plan and make whatever determinations and interpretations it deems to be necessary or advisable.

     c. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and on their legal representatives and beneficiaries.

     d. The Committee may take no action which would reduce or eliminate any previously vested benefit of any Participant under this Plan without the expressed written consent of the Participant.

4.   PARTICIPATION
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     a.   Each Plan Year the Committee shall, in its sole discretion, determine which Employees of the Company, the Bank and their Affiliates, if any, shall participate in the Plan. Participation in the Plan for one Plan Year is neither a guarantee of participation in future Plan Years nor a guarantee of continued future employment.

     b. At the time an Employee is named as a Participant in the Plan, the Employee shall be provided by the Committee with his Award. Such notification shall include the number of Stock Options and their terms and conditions.
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     c.   Participation in the Plan shall be evidenced by a Stock Option
          Agreement, delivered to the Participant. To accept the Award, the Participant shall be required to sign and return one (1) copy of the Stock Option Agreement to the Company.

5.   INCENTIVE STOCK OPTIONS
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     a.   The Committee shall have the right to grant Incentive Stock Options to a Participant pursuant to this Section V. A Stock Option Award shall not be considered an Incentive Stock Option unless it is specifically designated as such in the Stock Option Agreement.

     b. Incentive Stock Options shall be granted at the Fair Market Value of the Common Stock on the Date of Grant.

     c. Unless otherwise permitted by the Committee, no Incentive Stock Option may be exercisable for a period of at least one (1) year following the Date of Grant.

     d. No Incentive Stock Option shall be exercisable for more than ten (10) years following the Date of Grant.

     e. Incentive Stock Options may be exercised with cash, Common Stock or any combination of cash and Common Stock, provided that any shares of Common Stock tendered which were acquired through a previous Stock Option exercise were held by the Participant for at least six (6) months prior to their tender, and if shares acquired through the exercise of a previous Incentive Stock Option are used, that such shares have been held by the Participant for at least twelve (12) months prior to their tender.

     f. Incentive Stock Options shall be exercisable for one (1) year following death or disability; for three months following retirement with an immediate pension benefit payable, or termination of employment by the Company for reasons other than Cause, and shall be immediately forfeited if an employee terminates employment for any other reason, or the Company terminates employment for Cause.

     g. Incentive Stock Options shall vest at a rate of 25% (twenty-five percent) of the grant on each anniversary of the Date of Grant.

     h. All Incentive Stock Options shall become immediately vested and become exercisable in the event of a Change in Control of the Company.

     i. If a Participant terminates employment other than for death, Disability or Normal Retirement, any outstanding Incentive Stock Options shall terminate and be canceled upon the termination of employment.
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     j.  No Incentive Stock Options shall be granted to any Participant who owns or has beneficial ownership of at least ten percent of the Common Stock of the Bank.

6.   NON-QUALIFIED STOCK OPTIONS
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     a.   The Committee shall have the right to grant Non-Qualified Stock
          Options to a Participant pursuant to this Section VI. All Stock Option Awards shall be presumed to be Non-Qualified Stock Options unless it is specifically stated to the contrary in the Stock Option Agreement.

     b. Non-Qualified Stock Options may be granted at any price at least equal to the Fair Market Value of the Common Stock on the Date of Grant.

     c.   No Non-Qualified Stock Option shall be exercisable for more than ten
          (10) years following the Date of Grant.

     d. Non-Qualified Stock Options may be exercised with cash, Common Stock or any combination of cash and Common Stock, provided that any shares of Common Stock tendered which were acquired through a previous Stock Option exercise were held by the Participant for at least six (6) months prior to their tender.

     e. Non-Qualified Stock Options shall be exercisable for one (1) year following death or disability or Normal Retirement.

     f. If a Participant terminates employment other than for death, Disability or Normal Retirement, any outstanding Non-Qualified Stock Options shall terminate and be canceled upon the termination of employment.

     g. Non-Qualified Stock Options shall vest at a rate of 25% (twenty-five percent) of the grant on each anniversary of the Date of Grant.

     h. All Non-Qualified Stock Options shall become immediately vested and exercisable in the event of a Change in Control of the Company.

7.   DESIGNATION OF BENEFICIARY
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A Participant may, with the consent of the Committee, designate a person or persons to receive or exercise, in the event of the Participant's death, any Award to which the Participant would have been entitled. Such designation will be made upon forms supplied by and delivered to the Bank and may be revoked in writing. If a Participant fails to effectively designate a beneficiary, then the Participant's estate will be deemed to be the beneficiary.
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8.   MISCELLANEOUS PROVISIONS
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     a.   Tax Withholding.  There shall be deducted from any Award under the
          Plan, or the Participant shall be required to pay to the Company at the time of exercise, the amount required by any governmental authority to be withheld for income tax purposes. Tax withholding may be satisfied through the withholding of shares.

     b. Amendment. The Board may at any time, and from time to time, modify or amend the Plan.

     c. Termination. The Board may at any time terminate the Plan, provided that such termination shall not adversely effect the rights of a Participant to any previously granted Award without his or her consent.

     d. Applicable Law. The Plan will be administered in accordance with the laws of the Commonwealth of Massachusetts.

     e. Shares Authorized. The Committee shall be authorized to make Awards of up to 400,000 Shares of Common Stock in Stock Options under the Plan.

     f. Maximum Award. No Participant may receive an Award of more than 20,000 shares in any Plan Year.

     g. Recapitalization. In the event of a recapitalization in the form of a stock dividend, split, distribution, subdivision or combination of Common Stock of the Company, resulting in a change in the number of shares of Common Stock outstanding, the Committee shall make the appropriate adjustment in the number and exercise price of outstanding Options as well as authorized shares subject to the Plan.


9.   EFFECTIVE DATES OF THE PLAN
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The Plan became effective upon the approval of the stockholders of record of the
Bank at the 1997 annual meeting. The Plan shall terminate on the tenth anniversary of said approval, or such earlier date as determined by the Board.

The amendment and restatement of the Plan shall become effective upon the final approval of CCBT Bancorp, Inc. as the holding company of Cape Cod Bank and Trust Company.